Exhibit 4.22

AMENDMENT NO. 4 TO

AMENDED AND RESTATED PREFERRED STOCK RIGHTS AGREEMENT

This Amendment No. 4 (“Amendment No. 4”) to the Amended and Restated Preferred Stock Rights Agreement dated as of January 29, 2004 (the “Restated Agreement”), by and between SVB Financial Group (formerly known as “Silicon Valley Bancshares”), a Delaware corporation (the “Company”) and Wells Fargo Minnesota, N.A. (“Wells Fargo”), is entered into as of January 15, 2010 by and between the Company, Wells Fargo and American Stock Transfer & Trust Company, LLC (“AST”). Each capitalized term not defined herein shall have the meaning ascribed to such term in the Restated Agreement.

WHEREAS, on January 29, 2004, the Company and Wells Fargo entered into the Restated Agreement, pursuant to which, among other things, Wells Fargo agreed to act as rights agent under the Restated Agreement (the “Rights Agent”);

WHEREAS, the Company desires to remove Wells Fargo as the Rights Agent and appoint AST as the Rights Agent, and AST has indicated its desire to accept such appointment as Rights Agent;

WHEREAS, pursuant to Section 27 of the Restated Agreement, the parties hereto wish to amend and restate the Restated Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Effective as of the date hereof, the Company hereby appoints AST to serve as Rights Agent under the Restated Agreement succeeding Wells Fargo, and AST hereby accepts such appointment, with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent without further act or deed.

2. Each reference in the Restated Agreement (including the exhibits thereto) to Wells Fargo shall be deemed to refer to AST.

3. The notice information for Wells Fargo set forth in Section 26 of the Restated Agreement is replaced with the following:

American Stock Transfer & Trust Company, LLC

59 Maiden Lane

Plaza Level

New York, NY 10038

4. The parties each acknowledge that this Amendment No. 4 does not trigger the notice requirements of Section 21 of the Restated Agreement, and to the extent that notice is deemed to be required under Section 21 of the Restated Agreement, such notice is hereby waived.

5. This Amendment No. 4 to the Restated Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. This Amendment No. 4 to the Restated Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7. Except as amended by this Amendment No. 4 to the Restated Agreement, the terms and conditions of the Restated Agreement shall remain unchanged, and the Restated Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Amended and Restated Preferred Stock Rights Agreement to be duly executed and delivered as of the day and year first written above.

SVB FINANCIAL GROUP

By:	/s/ MICHAEL DESCHENEAUX
	Name:	Michael Descheneaux
	Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ HERBERT J. LEMMER
	Name:	Herbert J. Lemmer
	Title:	Vice President

WELLS FARGO MINNESOTA, N.A.

By:	/s/ PATTI BOYD
	Name:	Patti Boyd
	Title:	Assistant Vice President

[Signature Page to Amendment No. 4 to Amended and Restated Preferred Stock Rights Agreement]